UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VASCO Data Security International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2010

To the Stockholders of

VASCO Data Security International, Inc.:

The Annual Meeting of Stockholders of VASCO Data Security International, Inc., a Delaware corporation (“Company”), will be held on Wednesday, June 16, 2010, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181 for the following purposes:

1. To elect five directors to serve on the Board of Directors;

2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be presented or transacted at the meeting.

The Board of Directors recommends that you vote FOR each proposal set forth in this Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders of record on May 5, 2010 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

Our Annual Report to Stockholders for 2009 is also enclosed.

By Order of the Board of Directors,

Clifford K. Bown
Secretary

Oakbrook Terrace, Illinois

May 10, 2010

You are cordially invited and urged to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card, whether or not you expect to attend in person. You may revoke your proxy at any time before it is voted at the Annual Meeting.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2010

This Proxy Statement is furnished by the Board of Directors of VASCO Data Security International, Inc. (“Company, “VASCO,” “we,” “us” or “our”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 16, 2010, commencing at 10:00 a.m., local time, at our principal executive offices located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any postponement or adjournment thereof. Directions may be obtained by calling (630) 932-8844. This Proxy Statement, the foregoing Notice of Annual Meeting of Stockholders and the accompanying form of proxy are being released to stockholders on or about May 10, 2010. Holders of record of shares of our common stock at the close of business on May 5, 2010, will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of common stock that you own entitles you to one vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder

Meeting To Be Held on June 16, 2010:

The Company’s Proxy Statement and Annual Report to Stockholders (including our Annual Report on Form 10-K) are available at: http://www.vasco.com/investor_relations/investors_overview/investors_overview.aspx.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2009 has been included in the mailing of this Proxy Statement and we recommend that you review it for financial and other information. It is not intended to be a part of the proxy soliciting material. The Annual Report includes, among other information, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. You can review and download a copy of VASCO’s Annual Report on Form 10-K by accessing our website, www.vasco.com, or you can request paper copies, without charge, by writing to VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Clifford K. Bown, Secretary.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to (1) elect five directors to serve on the Board of Directors (sometimes referred to as the “Board”) (“Proposal 1”); (2) ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010 (“Proposal 2”); and (3) transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of common stock at the close of business on May 5, 2010 are entitled to notice of and to vote at the Annual Meeting. As of April 28, 2010, there were 37,626,293 shares of common stock outstanding and entitled to vote. We anticipate that the number of shares outstanding on May 5, 2010 will be substantially the same. Each share of common stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast and entitled to vote will be required for Proposal 1, and the affirmative vote of a majority of the votes cast and entitled to vote thereon will be required for Proposal 2. There is no cumulative voting in the election of directors.

Stockholders may vote in favor of or withhold authority to vote for the nominees for election as directors listed under Proposal 1. Stockholders may vote for or against, or abstain from voting on, Proposal 2. Abstentions and withheld votes will be counted by the election inspector in determining whether a quorum is present. With respect to Proposal 1, for which each nominee must receive a plurality of the votes cast and entitled to vote, withheld votes will have no effect on the outcome of the vote. With respect to Proposal 2, which requires the approval of a majority of the votes cast and entitled to vote thereon, abstentions will have the same effect as voting against the proposal.

Broker non-votes will also be counted by the election inspector in determining whether a quorum is present. Broker non-votes are proxies received from brokers when the broker has neither received voting instructions from the beneficial owner nor has discretionary power to vote on a particular proposal. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on the election of directors or the approval of any proposal considered at the Annual Meeting. Brokers are subject to the rules of the New York Stock Exchange (“NYSE”), and the NYSE rules provide that brokers only possess discretionary power to vote on matters that are considered routine, such as the ratification of auditors described in Proposal 2. In contrast, brokers do not have discretionary authority to vote shares held in street name on non-routine matters. Under recent changes to NYSE rules, the election of directors is no longer considered a routine matter. As a result, with respect to Proposal 1, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. However, because each nominee under Proposal 1 must receive a plurality of shares entitled to vote and represented in person or by proxy, broker non-votes will have no effect on the outcome of the vote. With respect to Proposal 2, brokers have the discretionary authority to vote shares held in street name even if they do not receive voting instructions from the beneficial owner.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted (a) FOR the election of all nominees for election as director as listed herein, (b) FOR the ratification of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010, and (c) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered prior to June 16, 2010 to:

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

or hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect five directors. All of the director nominees will be elected at the Annual Meeting. Each director will serve until the Annual Meeting in 2011, until a qualified successor director has been elected, or until he or she resigns, dies or is removed.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following individuals for election as directors at the Annual Meeting: Michael P. Cullinane, T. Kendall Hunt, John N. Fox, Jr., Jean K. Holley and John R. Walter, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or the Board may, in its discretion, reduce the number of directors to be elected. The affirmative vote of a plurality of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.

PROPOSAL 2

RATIFICATION OF AUDITOR

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent auditor of VASCO’s financial statements for the fiscal year ending December 31, 2010.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG LLP served as independent auditor of our books and records for the fiscal year ended December 31, 2009 and has acted as auditor for the Company, and its predecessor, VASCO Corp., since 1994. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the appointment of KPMG LLP as the independent auditor of VASCO’s financial statements for the fiscal year ending December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

The table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2010, for (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) each person or entity known by VASCO to beneficially own more than 5% of the outstanding shares of common stock. Under rules promulgated by the Securities and Exchange Commission, beneficial ownership includes any shares as to which a person has sole or shared voting or investment power. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class
Executive Officers and Directors
T. Kendall Hunt	9,589,263	(2)	25.15%
Jan Valcke	517,490	(3)	1.36%
Clifford K. Bown	270,194	(4)	*
Michael P. Cullinane	138,447	(5)	*
John R. Walter	104,447	(6)	*
John N. Fox	42,947	(7)	*
Jean Holley	22,667	(8)	*
All Executive Officers and Directors as a group (7 persons)	10,685,455		27.53%
5% Stockholders
Franklin Templeton Investments Corp (9)	2,580,780		6.86%
TAMRO Capital Partners LLC (10)	2,088,387		5.55%

*	Ownership is less than 1%.

(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after March 31, 2010, including through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. As of March 31, 2010, there were 37,626,293 shares of common stock outstanding.

(2)	Includes 100,000 shares held in the T. Kendall Hunt Charitable Remainder Trust and 1,011,300 shares held by the estate of Barbara J. Hunt, with Mr. Hunt as executor of the estate, as to which shares Mr. Hunt disclaims beneficial ownership. The amount also includes 460,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2010.

(3)	Includes 350,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2010.

(4)	Includes 150,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2010.

(5)	Includes 88,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2010 .

(6)	Includes 60,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2010.

(7)	Includes 15,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2010. Also includes 10,000 shares owned jointly with Mr. Fox’s spouse.

(8)	Includes 505 shares owned by Ms. Holley’s spouse .

(9)	Based solely on a Schedule 13G filed on January 28, 2010 by this beneficial owner, shares shown as beneficially owned reflect shares owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investments managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”), including Franklin Templeton Investments Corp. FRI, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. The address of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. The address of Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4.

(10)	Based solely on a Schedule 13G filed on February 9, 2010 by this beneficial owner, shares shown as beneficially owned reflect shares owned by clients, which may include investments companies registered under the Investment Company Act of 1940, employee benefit plans, pension funds, endowment funds or other institutional clients. The address of TAMRO Capital Partners LLC is 1660 Duke Street, Suite 200, Alexandria, VA 22314.

The following table sets forth shares of our common stock that were authorized to be issued as of December 31, 2009 under the Company’s 1997 Stock Compensation Plan, as amended and restated in 1999 (the “1997 Stock Compensation Plan”). In June 2009, our stockholders approved the VASCO Data Security, International, Inc. 2009 Equity Incentive Plan (the “2009 Equity Plan”). No awards had been made under the 2009 Equity Plan as of December 31, 2009. Upon our stockholders’ approval of the 2009 Equity Plan, our 1997 Stock Compensation Plan was suspended and no additional awards will be issued under the 1997 Stock Compensation Plan. However, all outstanding awards under the 1997 Stock Compensation Plan were unaffected by our stockholders’ approval of the 2009 Equity Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,296,879	$3.01	8,000,000
Equity compensation plans not approved by security holders	not applicable	not applicable	not applicable
Total	1,296,879	$3.01	8,000,000

(1)	Subject to adjustment for stock dividends, stock splits and other similar events, a maximum of 8,000,000 shares of common stock was available for issuance under the 2009 Equity Plan as of December 31, 2009.

DIRECTORS AND EXECUTIVE OFFICERS

The names of and certain information regarding our current directors and our executive officers appears below.

T. KENDALL “KEN” HUNT—Mr. Hunt is our founder, Chairman of the Board and Chief Executive Officer. Mr. Hunt has served as Chairman of the Board since the Company’s incorporation in 1997, and currently serves a one-year term. He was our Chief Executive Officer from 1997 through 1999 and returned as CEO in November 2002. He served as a member of the Board of Directors of Global Med Technologies, Inc. from March 2006 until April 2010. He holds an MBA from Pepperdine University, Malibu, California, and a BBA from the University of Miami, Florida. Mr. Hunt is 66 years old.

Mr. Hunt has extensive experience in international business, Internet and network security, and the acquisition and development of businesses in the U.S. and Europe. His day-to-day leadership, as Chief Executive Officer of VASCO, provides him with intimate knowledge of our operations and corporate strategy.

MICHAEL P. CULLINANE—Mr. Cullinane has been a director since April 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Corporate Governance and Nominating Committee. Since May 2008, Mr. Cullinane has served as Executive Vice President and CFO of SilkRoad Technology, Inc., a software company in the human capital management space. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer of Lakeview Technology Inc. from January 2005 to July 2007. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 60 years old.

Mr. Cullinane has an extensive finance, accounting and technology background, having served as chief financial officer of four technology companies, two of which were publicly traded. He provides the Board with unique insights into the Company’s growth strategies and global financial and accounting matters.

JOHN N. FOX, JR.—Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is Chairman of our Compensation Committee and is a member of our Audit Committee and our Corporate Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Since 2007, Mr. Fox has been a director of Cognizant Technology Solutions Corporation. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 67 years old.

Mr. Fox has extensive global business experience having served as vice chairman and global director of an internationally prominent consulting firm. He has over 34 years of experience advising clients on large scale, complex transactions, including strategic initiatives, new business models, reengineered business processes, merger integration and organizational change. He provides the Board with the perspective of an executive with direct project management, staffing, compensation and organizational process experience.

JEAN K. HOLLEY—Ms. Holley has been a director since August 2006 and currently serves a one-year term. She is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Since 2004, Ms. Holley has been serving as the Executive Vice President and Chief Information Officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation from 1999 to 2003. Prior to that, she served as Senior IT Director for Waste Management, Inc. Ms. Holley holds a B.S. in Computer Science/Electrical Engineering from Missouri University Science &

Technology, and a M.S. in Computer Science/Engineering from Illinois Institute of Technology in Chicago. Ms. Holley is 51 years old.

Ms. Holley has an extensive background in information technology (IT) and engineering, global operations and manufacturing, corporate strategy and product development, having served as the chief information officer of two public companies. She brings to the Board the perspective of a technology executive with many years of experience in operations, communications strategy planning, product development, IT capabilities and data security.

JOHN R. WALTER—Mr. Walter has been a director since April 2003 and currently serves a one-year term. He is Chairman of our Governance and Nominating Committee and is a member of our Audit Committee and Compensation Committee. Since 1997 Mr. Walter has served as Chairman and CEO of Ashlin Management Co., a private investment and management services firm. Mr. Walter also serves as a director for Echo Global Logistics, Inc., InnerWorkings, Inc. and Manpower, Inc. Mr. Walter served on the boards of Abbott Laboratories from 1990 to 2007, Deere & Company from 1991 to 2007, and Infinity Bio-Energy from 2007 to 2010. He also previously served on the boards of SNP Corporation of Singapore, Target Corporation and Jones Lang LaSalle. Mr. Walter served as President and Chief Operating Officer of AT&T Corporation from 1996 to 1997. He served as Chairman, President and CEO of R.R. Donnelley & Sons Company, a print and digital information management company, from 1989 through 1996. Mr. Walter received a B.S. in Management from Miami University, Oxford, Ohio. Mr. Walter is 63 years old.

Mr. Walter has extensive global leadership experience, operations management and technology experience, and experience with corporate governance matters, having served as chief executive officer of a large global digital information management company and as a director of several public companies. He provides the Board with the perspective of a senior executive familiar with all facets of global enterprise, including global operations, management and technology.

Involvement in Certain Legal Proceedings

Michael Cullinane, a director of VASCO, served as Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. In February 2003, Divine, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Executive Officers

JAN VALCKE—Mr. Valcke is our President & Chief Operating Officer and has held this position since 2002. Mr. Valcke has been an officer of the Company since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a member of the Digiline group. He co-founded Digiline in 1988 and was a member of the Board of Directors of Digiline. Mr. Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium. Mr. Valcke is 55 years old.

CLIFFORD K. BOWN—Mr. Bown is our Executive Vice President & Chief Financial Officer and has held this position since 2002. Mr. Bown started his career with KPMG LLP where he directed the audits for several publicly held companies, including a global leader in integrated and embedded communications solutions. From 1991 to 1993, he was CFO for publicly held XL/DATACOMP, a $300 million provider of midrange computer systems and support services in the U.S. and U. K. Mr. Bown also held CFO positions in two other companies focused on insurance and healthcare from 1995 through 2001. Mr. Bown received a B.S. in Accountancy from the University of Illinois, Urbana, Illinois, his MBA from the University of Chicago, and he has a CPA certificate. Mr. Bown is 59 years old.

Meetings of the Board of Directors

The Board of Directors met nine times during 2009. Each incumbent director attended at least 75% of the meetings of the Board in 2009 and at least 75% of the meetings held by all committees which they served. As part of their duties, the directors are expected to attend the Annual Meetings. Each of the directors other than Mr. Walter attended last year’s Annual Meeting.

The Board of Directors presently has three standing committees, a Corporate Governance and Nominating Committee, an Audit Committee and a Compensation Committee, each of which is described more fully below.

Board Independence

Our Board of Directors conducts an annual review as to whether each of our directors meets the applicable standards of the NASDAQ Marketplace Rules. Our Board of Directors has determined that each of the current directors and director nominees, other than T. Kendall Hunt, has no material relationship with VASCO other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the directors or director nominees, other than T. Kendall Hunt.

Board Leadership Structure

The current leadership structure of the Company provides for the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors. T. Kendall Hunt, the founder of VASCO, serves as both our Chairman of the Board and Chief Executive Officer. At this time, the Board believes that in light of the Company’s size, the nature of our business and the need for both a strong business and technical knowledge base in its decision making, the combination of these roles serves the best interests of VASCO and our stockholders. As the founder of VASCO, Mr. Hunt is uniquely qualified to lead our Board and to ensure that critical business issues are brought before the Board. We also believe that the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors is appropriate in light of the independent oversight of the Board. Although the Board has not designated a lead independent director, the Company has a long history of strong independent directors, with four of the five current members of the Board being independent. In addition, the Audit, Compensation and Corporate Governance and Nominating Committees are comprised solely of independent directors. The Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

The Board’s Role in Risk Oversight

The Board of Directors primarily is responsible for assessing and managing the Company’s risk exposure and does so directly and through each of its Committees. The Board of Directors and each of its Committees regularly discuss with management the Company’s major risk exposures, the potential financial impact such risks may have on the Company, and the steps the Company must take to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal compliance. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to succession planning and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics. As necessary or appropriate, the Board and its Committees may also retain outside legal, financial or other advisors. The Company’s overall risk management program is reviewed at least annually by the Board. Throughout the year, management updates the Board and relevant Committees about factors that affect areas of potential significant risk. We believe that this is an effective approach for addressing the risks faced by VASCO and that our Board’s leadership structure, which combines the roles of the Chief Executive Officer and the Chairman of the Board of Directors, also supports this approach by providing a greater link between the Board and management.

Communications with Directors

Stockholders may send communications to the Board of Directors at the Company’s address. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to the Board as a whole and designated as “Confidential,” the communication will be delivered to the Chairman of the Corporate Governance and Nominating Committee. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at its next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established the Corporate Governance and Nominating Committee with authority, responsibility, and specific duties as described in the Corporate Governance and Nominating Committee Charter. A copy of the charter is available on our website, www.vasco.com. The primary function of this committee is to assist the Board in:

-	Determining the appropriate structure of the Board, including committees;
-	Evaluating the performance of the Board and management;
-	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;
-	Providing oversight of management succession plans;
-	Providing oversight of the Corporate Governance Guidelines; and
-	Providing oversight of the Code of Conduct and Ethics.

The Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. VASCO does not have a formal policy with respect to diversity. However, the Board believes that it is essential that VASCO’s Board members represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

The Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 not less than 60 nor more than 90 days prior to the date of the Annual Meeting of Stockholders at which the nomination is to be made and should not include self-nominations. The committee applies the same criteria described above to nominees recommended by stockholders.

The committee is comprised of three or more directors, each of whom must be an independent director, as defined by the NASDAQ Marketplace Rules. The members of the committee are elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors are duly elected and qualified. The members of the Corporate Governance and Nominating Committee are John R. Walter (Chairman), Michael P. Cullinane, John N. Fox, Jr. and Jean K. Holley. The Corporate Governance and Nominating Committee met three times during 2009.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), is composed of three or more independent directors, as required by the NASDAQ Marketplace Rules, including additional independence standards for audit committee members. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the charter is available on our website, www.vasco.com. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Jean K. Holley and John R. Walter. The Board of Directors has determined that Messrs. Cullinane and Walter qualify as audit committee financial experts, and has designated them as such. Each year, the Audit Committee recommends the selection of the independent auditors to the Board of Directors. We are not required under our charter or Bylaws to submit the selection of auditors to a vote of the stockholders. The Audit Committee met 11 times during 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG LLP, VASCO’s registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit service, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to our registered public accounting firm, KPMG LLP, for services rendered in 2009 and 2008 (in thousands):

Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings were $758 for the fiscal year ended 2009 (excluding $50 billed and approved by the Audit Committee in 2009 related to 2008), and $578 for the fiscal year ended 2008 (excluding $15 billed and approved by the Audit Committee in 2008 related to 2007)

Audit-Related Fees: The aggregate fees billed by KPMG LLP for audit-related services were $2 in 2009 and none in 2008.

Tax Fees: The aggregate fees billed by KPMG LLP for tax compliance and tax advice were $11 in 2009 and $4 in 2008. The 2009 and 2008 fees relate to foreign subsidiary tax returns.

All Other Fees: No other fees were billed by KMPG LLP for 2009 and 2008.

It is currently the policy of the Audit Committee to pre-approve all services rendered by KPMG LLP. The Audit Committee pre-approved all of the above fees for both 2009 and 2008.

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of KPMG’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communication with the

Audit Committee concerning independence, and has discussed with KPMG its independence. The Audit Committee further considered whether the provision by KPMG of the non-audit services described elsewhere in this Proxy Statement is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee ratified the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman John N. Fox, Jr. Jean K. Holley John R. Walter

Compensation Committee

The Compensation Committee of VASCO’s Board of Directors is composed of three or more independent directors as defined by the NASDAQ Marketplace Rules. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website, www.vasco.com. The Compensation Committee acts on behalf of our Board of Directors to establish the compensation of VASCO’s named executive officers and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Compensation Committee also administered the 1997 Stock Compensation Plan, and administers the 2009 Equity Plan and the VASCO Data Security International, Inc. Executive Incentive Compensation Plan. The members of the Compensation Committee are John N. Fox, Jr. (Chairman), Michael P. Cullinane, Jean K. Holley and John R. Walter. The Compensation Committee met seven times during 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policy

We operate in the very competitive information technology industry, specializing in internet security and services, which are growing fast and demand constant and market-leading innovation. To succeed in this environment, VASCO is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Compensation Committee is guided by the following principles:

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Compensation should be based on the level of job responsibility, individual performance and Company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to Company performance and stockholder returns, because of a greater ability to affect Company results.

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Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

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Compensation should reward performance, both annual and long-term. Accordingly, the Compensation Committee believes that at least 60% of total targeted compensation should consist of equity and performance-based compensation, including compensation based on certain performance criteria including achieving annual and three-year cumulative earnings per share (“EPS”) targets. Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of pay; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level.

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The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in Company performance, the level of compensation should ensure that our executives will remain motivated and committed to VASCO and the execution of our long-term strategies.

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Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and operational goals. The Compensation Committee believes that EPS targets are simple, forthright and effective in measuring, on a combined basis, VASCO’s achievement of complementary strategic goals such as revenue and margin growth, return on assets and return on equity. The Compensation Committee believes that revenue growth is a key indicator of the growth of VASCO’s business and, thus, beginning in 2010, has included revenue growth targets for annual incentive compensation that are tied to strategic and operational goals.

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The majority of compensation should be tied to Company performance and the value of our stock; and, a significant portion of performance-based compensation should be in the form of equity. Accordingly, we do not provide retirement plans or perquisites for our named executive officers. The Compensation Committee believes that this emphasis on performance-based and equity-based compensation is aligned with the opportunities presented by our industry and our business model, and is directly aligned with the interests of our stockholders by linking Company EPS milestones to incentive compensation milestones.

The Compensation Committee’s Processes and Procedures

The Compensation Committee makes all determinations regarding the compensation of VASCO’s named executive officers. The Compensation Committee considers the following items to ensure that VASCO’s executive compensation fulfills the Compensation Committee’s guiding principles, and their relationship to the different compensation components are described, below, under “Executive Officer Compensation Components”:

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Assessment of VASCO’s Performance. In 2009, we used EPS as the performance measure to determine the level of annual and long-term performance-based compensation the named executive officers will receive. The annual EPS targets were based on the approved operating budget, which contains strategies that are consistent with those outlined in our five-year strategic financial plan. The long-term, performance–based compensation is based on the EPS targets in the strategic financial plan, which is reviewed and approved by the Board each year and contains financial projections for the succeeding five-year period. One of the key metrics in our strategic plan is EPS growth, both annually and over the five-year period. For 2009, the Compensation Committee determined that targeted EPS, calculated on a fully diluted basis and based on VASCO’s operating budget and strategic plan, was the appropriate measure for determining the annual and long-term incentive awards. For 2010, the Compensation Committee has added revenue growth targets and strategic objectives for determining annual incentive awards. In 2009, the Compensation Committee aligned the named executive officers’ targets with VASCO’s targeted EPS growth projections over a one-year and three-year period, so that the named executive officers are appropriately incentivized to achieve VASCO’s strategic plan milestones.

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Annual Performance Goals and Annual Assessments of Individual Performance. During February of each year, each of the named executive officers proposes for consideration by the Compensation Committee, annual goals (both individual and Company objectives) to be accomplished in the year. These goals are aligned with key Company strategic initiatives for the year. The proposed goals of each named executive officer, other than our chief executive officer, are reviewed and discussed by the individual and our chief executive officer before they are presented to the Compensation Committee. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our chief executive officer in establishing the annual performance goals for the other named executive officers. The proposed annual goals are reviewed, adjusted as the Compensation Committee considers appropriate and approved by the Compensation Committee. Progress is reviewed three times during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year. Also, the Compensation Committee has the option to reduce the annual incentive award by up to 10 percent if the individual executive’s performance did not meet his annual goals. The Compensation Committee made no such reductions for 2009.

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Peer Analysis. In making compensation decisions, the Compensation Committee reviews targeted total compensation for our named executive officers against the total compensation paid by a peer group of publicly-traded software and internet security companies. This peer group, which is reviewed and updated by the Compensation Committee annually, consists of companies against whom VASCO competes for customers, talent and stockholder investment. The companies that are included in this peer group are determined by the Compensation Committee after consultation with Hewitt Associates, the Compensation Committee’s compensation consultant, with consideration given to matters such as the relative size and stage of our development compared to others with whom we compete and the availability of compensation information for potential peer companies. The peer group may change from year to year because compensation information at a potential peer company becomes available or unavailable (for example, information previously not available would become available once a company begins public filings, or information previously available could become unavailable if a company has been acquired and is no longer required to report such information publicly), because of a change in size of a potential peer company such that the Compensation Committee no longer considers it appropriate to consider the other company as a peer, or for other reasons determined appropriate by the Compensation Committee in its subjective judgment as it reviews potential peer companies. Hewitt Associates provides the Compensation Committee with comprehensive data regarding the salary levels, bonus amounts, targeted bonus amounts and long term equity award levels and types for executives at the peer group companies in positions comparable to those of the Company’s named executive officers.

There were eight companies in the peer group reviewed by the Compensation Committee as part of establishing 2009 compensation levels for the named executive officers: ActivIdentity Corporation; Blue Coat Systems, Inc.; Entrust, Inc.; Secure Computing Corporation; SonicWALL, Inc.; Sourcefire, Inc.; Tumbleweed Communications Corp. and Websense, Inc. For the three years ended December 31, 2007, VASCO delivered a three-year compound annual growth in revenue of 59% and a three-year average return on equity for those years of 38%, while the median growth for the peer group over the same period was 21% and the median three year average return on equity was negative.

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Meetings. The Compensation Committee meets several times each year (seven times in 2009). Committee agendas are established by the committee chair in consultation with the other Compensation Committee members.

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Role of the Independent Consultant. The Compensation Committee retained Hewitt Associates, an independent global human resources consulting firm, as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting compensation for our named executive officers for 2009. Pursuant to Hewitt Associates’ retention arrangement, it:

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Has advised the Compensation Committee regarding compensation trends and best practices, plan design and the reasonableness of individual compensation rewards in comparison to comparable positions at other companies;

•	Provided information regarding potential peer companies for consideration by the Compensation Committee in establishing the peer company groups used in setting compensation levels for 2009;

•	Provided information regarding compensation practices at the companies determined by the Compensation Committee to comprise the peer company group for the applicable year;

•	Provided information regarding compensation at a “regional manager” level (the highest authority for a company in a specified region) for 13 companies (other than peer companies);

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After consultation with the committee chair, determined the assumptions to be used in calculating and calculated the discount factors used in determining the value of restricted stock and performance shares awarded to the named executive officers as long-term incentive compensation;

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Provided information regarding non-employee director compensation at various companies, including the peer companies used for determining executive compensation and other information regarding general trends in director compensation (discussed further under “Director Compensation,” below); and

•	Assisted the Compensation Committee in developing recommendations to the Board regarding non-employee director compensation levels for 2009.

The use of the independent consultant provides additional assurance that VASCO’s executive compensation is reasonable and consistent with our objectives and the Compensation Committee’s guiding principles. The consultant reports directly to the Compensation Committee and does not provide any services to management.

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Role of Management. The Compensation Committee makes all determinations regarding the compensation of the named executive officers. As discussed above in “Annual Performance Goals and Annual Assessments of Individual Performance,” each of the named executive officers proposes his own annual performance goals which are reviewed, discussed with the individual and ultimately, after any modifications that the Compensation Committee considers appropriate, approved by the Compensation Committee. Our chief executive officer evaluates the performance of the other named executive officers as part of the interim progress reviews during the year and as part of the year-end performance review. The Compensation Committee considers the chief executive officer’s evaluations and recommendations in setting compensation levels for the other named executive officers. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee reviews the chief executive officer’s performance as compared to his performance goals at the same time as the performance of the other named executive officers is being reviewed, but without any recommendations by the chief executive officer concerning his own performance. If it considers it appropriate to do so, the Compensation Committee may confer with the compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year.

Executive Officer Compensation Components

The principal components of compensation for the named executive officers consist of base salary, annual cash incentive compensation and long-term incentive compensation are:

Base Salary

Base salary is the guaranteed element of the named executive officers’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are effective January 1 of each year.

In establishing the base salaries for 2009 for Messrs. Hunt, Valke, and Bown, the Compensation Committee considered VASCO’s performance and each individual’s accomplishment of their annual personal goals that had been established in December of the preceding year, and its own assessment of each individual’s performance.

In making its assessment when setting Mr. Hunt’s 2009 base salary, the Compensation Committee noted VASCO’s three-year compound annual growth in revenue, three-year EPS growth and three-year average return on equity, in each case for the three years ended December 31, 2008. Also the Committee considered Mr. Hunt’s significant ownership of VASCO.

In setting Mr. Valcke’s base salary for 2009, the Compensation Committee recognized Mr. Valcke’s contribution to VASCO’s financial performance in 2008 and 2007 as compared with its peer companies’ performances. It noted his leadership in developing and implementing an aggressive hiring plan for 2008, to grow the sales and marketing organization to support continued rapid growth in revenue, the acquisition of new customers and the penetration of new markets. The Compensation Committee also considered Mr. Valcke’s leadership in the successful implementation of a new software licensing and pricing structure. The Compensation Committee noted that these and other successfully implemented strategies continued to produce strong profit margins for the Company. The Committee also recognized that Mr. Valcke’s responsibilities generally are broader than those of officers in comparable positions at peer group companies. The Committee also reviewed information provided by Hewitt regarding compensation paid by 13 companies with operations in Switzerland to their “regional managers” (the highest authority for a company in a specified region).

In making its assessment when setting Mr. Bown’s base salary for 2009, the Compensation Committee reviewed Mr. Bown’s performance in 2008 and gave particular weight to his leadership in the establishment of VASCO’s international headquarters in Zurich, Switzerland. In addition, it considered his continued success in building the Company’s infrastructure needed to support the Company’s operations and anticipated long-term growth of the workforce. The Committee also considered that Mr. Bown’s responsibilities as CFO and Executive Vice President are broader than those of the typical CFO, including worldwide responsibility for human resources, information technology, and contracts and compliance.

Based on the foregoing factors the base salaries of our named executives were increased as follows for 2009:

Name and Principal Position	Salary Increase	New Base Salary
T. Kendall Hunt	$25,000	$375,000
Chairman and Chief Executive Officer
Jan Valcke (1)	$13,940	$446,080
President and Chief Operating Officer
Clifford K. Bown	$40,000	$315,000
Executive Vice President, Chief Financial Officer and Secretary

(1)	Mr. Valcke’s base salary for 2009 was 320,000 Euros and was paid in Euros. The amounts in the table reflect the U.S. dollar equivalent based on the average exchange rate for 2009 of $1.394 USD/Euro.

Annual Cash Incentive Compensation

For 2009, each of the named executive officers was eligible to receive an annual cash bonus, the amount of which was based on the level of EPS (calculated on a fully diluted basis) actually achieved for the year compared to the targeted level of EPS for the year. The annual EPS target was derived from VASCO’s operating budget. If the executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the targeted EPS likely would not have been achieved. Target EPS amounts were the only targets for 2009 annual incentive compensation. As discussed previously, for 2010, the Compensation Committee has added revenue growth targets and strategic objectives, in addition to EPS targets, for 2010 annual incentive compensation. The Compensation Committee can, and in the future may, consider establishing targets for other factors to determine the annual incentive cash bonus.

The Compensation Committee, in its subjective judgment after reviewing estimated compensation for officers in comparable positions at peer group companies and, in the case of Mr. Valcke, information regarding estimated compensation of a “regional manager” at certain companies who have operations in Switzlerland, established the annual incentive cash bonus target of each named executive officer as a percentage of his base salary. The following performance payout curve, based on the actual EPS achieved, was established for annual cash bonuses paid for performance in 2009:

Actual EPS as a Percent of Target EPS	Level of Payout as a Percent of Target
Less than 80%	0%
80% to 90%	50% to 75%
100%	100%
110% to 140%	110% to 150%

Payment for performance between stated levels is interpolated.

The performance target to earn annual incentive compensation for 2009 was based on the 2009 operating budget approved by the Board in December 2008; and the EPS target, based on that budget, was approved by the Compensation Committee in February 2009. In February, 2010, the Compensation Committee reviewed the actual EPS for the year ended December 31, 2009, which was $0.31, or 118.9%, of the target EPS of $0.262 established in February 2009, for performance in 2009. Accordingly, the Compensation Committee approved cash bonus awards of 135.9% of each executive’s targeted bonus. The bonus awards for 2009 performance were:

	2009 Bonus as a Percent of Base Salary
	Target	Actual	Cash Bonus Paid
Mr. Hunt	80%	109%	$407,763
Mr. Valcke	90%	120%	$536,407
Mr. Bown	60%	82%	$256,891

(1)	Mr. Valcke’s actual cash bonus was 391,452 Euros and will be paid in Euros. The amounts in the table reflect the U.S. dollar equivalent based on the exchange rate on March 16, 2010, the date the bonus was deemed earned, of $1.3703 USD/Euro.

Other Compensation and Benefits

Long-Term Incentives

Long-term incentive awards for 2009 were granted in January 2009 pursuant to our 1997 Stock Compensation Plan. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in VASCO’s success. These incentives promote a long-term perspective critical to continued success in our business. They also ensure that our leaders are focused on stockholder value. The Compensation Committee believes that, over a period of time, our share performance will, to a great extent, be a direct result of our executives’ and key employees’ performance.

The 1997 Stock Compensation Plan provides that options or other forms of stock compensation, including restricted stock and performance shares, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Compensation Committee may determine. In June 2009, our stockholders approved the 2009 Equity Plan and upon such approval, the 1997 Stock Compensation Plan was suspended and no additional awards will be issued under the 1997 Stock Compensation Plan. For 2010 and future years, annual awards of stock-based compensation will be granted under the 2009 Equity Plan during the first quarter of each year.

In determining awards for 2009, the Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with the peer companies at the 50th and 75th percentiles provided by the consultant. Accordingly, the Compensation Committee, in its subjective judgment, determined the target economic value of the long-term compensation award for each named executive officer as a percentage of the named executive officer’s base salary. Half of the target economic value was granted as restricted stock and the other half of the target value was granted as performance shares. Shares of restricted stock are shares of common stock that vest over time as long as the recipient remains employed by VASCO, and performance shares are shares of stock that vest only upon VASCO’s achievement of certain performance targets. The Compensation Committee believes a mix of time-based and performance-based long-term incentives enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the named executive officers and enables competitive levels of total compensation with an emphasis on payment for results. The Compensation Committee believed that the 50/50 mix of a restricted stock award and a performance-based award for 2009 best aligned the named executive officers’ interests with those of our stockholders.

On the grant date, the economic value of the long-term incentive awards was converted into the equivalent number of shares by dividing the economic value by the closing price of VASCO’s common stock on the grant date and applying a discounted economic value that had been calculated by the compensation consultant. The discount factor considers the time value of money, the risk of forfeiture, and, in the case of performance awards, the likelihood of achieving the performance target. For the 2009 awards, as a result of the discount rates applied to the restricted stock awards and performance share awards, a share of restricted stock was given an economic value of 90.38% of the stock’s price on the grant date and a performance share was given an economic value of 74.04% of the stock’s price on the grant date.

Each restricted stock award granted as part of 2009 long-term incentive compensation vests in equal annual installments on the first four anniversaries of the date of grant. Each performance share award will vest upon the achievement of a cumulative EPS target for a three-year period. The unvested portions of restricted stock awards and performance share awards granted in 2009 are subject to forfeiture upon the recipient’s cessation of service with VASCO. Upon a change in control of VASCO, performance shares will vest pro-rata based on the number of days elapsed in the performance period, and restricted stock awards will vest in full. .

For the 2009 performance share awards, the Compensation Committee adopted a payout curve that allows for a threshold payout and a maximum payout, as follows:

Actual EPS as a Percent of Target EPS	Level of Payout as a Percent of Target
Less than 80%	0%
80%	50%
100%	100%
140%	125%

Payment for performance between stated levels is interpolated.

The EPS target for the performance shares coincided with the projected EPS in VASCO’s five-year strategic financial plan for the three-year period beginning on January 1, 2009. The Compensation Committee expected that the EPS target of the long-term incentive awards made in 2009 would most likely be achieved.

For 2009, the Compensation Committee, in its subjective judgment, intending that total compensation for the named executive officers approximate the 50th percentile of the peer group, targeted the following economic values to the named executive officers for long-term incentive awards:

•	Mr. Hunt—$450,000, or 120% of base salary. Accordingly, he received a restricted stock award of 29,779 shares and a performance shares award of 36,350 shares.

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Mr. Valcke— $323,026, or 75% of base salary. Accordingly, he received a restricted stock award of 21,376 shares and a performance share award of 26,094 shares. Mr. Valcke’s base salary is denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. dollars based on the exchange rate of $1.346 USD/Euro in effect on the date the decision was made.

•	Mr. Bown—$252,000, or 80% of base salary. Accordingly, he received a restricted stock award of 16,676 shares and a performance share award of 20,356 shares.

Retirement Plans

VASCO does not provide retirement plans or pension plans for the named executive officers.

Perquisites and Other Personal Benefits

Mr. Valcke is provided use of a Company automobile. Mr. Bown, upon his relocation to Zurich, Switzerland to establish VASCO’s European Headquarters, was provided certain compensation and allowances as described further under “Employment Agreements,” including an allowance for housing, an automobile, certain other relocation expenses and tax equalization.

Change of Control and Severance Benefits

The Compensation Committee believes the severance and change in control benefits that our named executive officers receive are comparable with those benefits offered by our competitors and necessary to retain a talented executive team. The named executive officers’ possible severance and change in control benefits are described below under “Employment Agreements” and under “Potential Payments Upon Termination or Change-in-Control”.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the annual amount of compensation that VASCO may deduct to $1,000,000 for any named executive officer. An exception to this regulation is for performance-based compensation which meets certain requirements of the Code. Awards made under the 1997 Stock Compensation Plan may qualify as performance-based compensation under Section 162(m) of the Code. However, not all grants that may be made under the plan or that have been made under the plan meet all requirements for deductibility under Section 162(m) of the Code. However, unless the amounts involved become material, the Compensation Committee believes that it is more important to preserve its flexibility under the plan to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Compensation Committee continues to believe that this is not currently a significant issue, but continues to monitor the issue.

Summary Compensation Table

The following table provides selected information concerning the compensation earned during the fiscal year ended December 31, 2009 for services in all capacities to VASCO, by (1) the principal executive officer, (2) the principal financial officer, and (3) VASCO’s only other executive officer who served in positions other than principal executive officer or principal financial officer at the end of 2009 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(1)		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation(3)		All Other Annual Compen- sation(4)	Total
T. Kendall Hunt Chairman and Chief Executive Officer	2009	$375,000		$63,805	$0	$407,763		$17,803	$864,371
	2008	$350,000		$376,282	$0	$162,230		$15,199	$903,711
	2007	$300,000		$231,278	$1,790	$284,890		$12,010	$829,968
Jan Valcke President and Chief Operating Officer	2009	$446,080	(5)	$63,385	$4,296	$536,407	(6)	$14,185	$1,064,321
	2008	$455,460	(5)	$334,172	$106,244	$211,247	(6)	$0	$1,107,123
	2007	$411,743	(5)	$219,534	$118,342	$451,160	(6)	$14,296	$1,215,074
Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary	2009	$315,000		$55,170	$2,148	$256,891		$361,618	$990,827
	2008	$275,000		$209,837	$53,124	$109,257		$198,418	$845,636
	2007	$250,000		$130,467	$59,171	$219,146		$156,876	$815,660

(1)	Salary represents base salary earned in the fiscal year indicated.

(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. All awards were granted under VASCO’s 1997 Stock Compensation Plan. Further information regarding the awards is presented below in the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

(3)	Represents the annual cash bonus paid for VASCO’s EPS performance for the year indicated, as described further in the “Compensation Discussion and Analysis,” above.

(4)	The compensation comprising the named executive officers’ “All Other Compensation” for 2009 consisted of:

•	Mr. Hunt—company matching 401(k) contributions of $8,575, and imputed income from employee benefit insurance premiums made by the company of $9,228.

•	Mr. Valcke—$14,185 (or 10,176 Euros) car allowance, translated at the 2009 average exchange rate of 1.394 USD/Euro.

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Mr. Bown—company matching 401(k) contributions of $8,575, and imputed income from employee benefit insurance premiums made by the company of $5,309; relocation allowances totaling $347,734 in connection with his assignment in Switzerland to oversee VASCO’s European headquarters in Zurich, Switzerland (consisting of $158,855 in monthly rent, goods and services allowances, $183,837 tax equalization and a Medicare tax gross up of $5,042 with respect to these allowances).

(5)	Mr. Valcke’s salary is paid and denominated in Euros. His salary was €320,000, €310,000, and €300,000 in 2009, 2008 and 2007, respectively. The amounts in the Salary column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the average exchange rate for 2009 (1.394 USD/Euro), 2008 (1.469 USD/Euro) and 2007 (1.375 USD/Euro), respectively.

(6)	Mr. Valcke’s annual cash bonus is paid and denominated in Euros. His annual cash bonus was €391,452, €164,216, and €337,500 for performance for 2009, 2008 and 2007, respectively. The amounts in the Non-Equity Incentive Compensation Plan Compensation column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the payment date exchange rate in 2009 (1.3703 USD/Euro), 2008 (1.286 USD/Euro), and 2007 (1.294 USD/Euro), respectively.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Stock or Units(4) # (#)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold		Target		Maximum		Threshold (#)	Target (#)	Maximum (#)
T. Kendall Hunt
Chairman and Chief	1/8/09	$150,000		$300,000		$450,000
Executive Officer	1/8/09							18,175	36,350	45,438		$310,793	(5)
	1/8/09										29,779	$254,610	(6)
Jan Valcke
President and Chief	1/8/09	$200,736	(2)	$401,472	(2)	$602,208	(2)
Operating Officer	1/8/09							13,047	26,094	32,618		$223,104	(5)
	1/8/09										21,376	$182,765	(6)
Clifford K. Bown
Executive Vice	1/8/09	$94,500		$189,000		$283,500
President, Chief	1/8/09							10,178	20,356	25,445		$174,044	(5)
Financial Officer and Secretary	1/8/09										16,676	$142,580	(6)

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under VASCO’s annual cash incentive award program for performance in 2009 upon achievement of certain EPS target levels for the year. The threshold, target and maximum award amounts are based on percentages of each named executive officer’s actual base salary for 2009. The actual award amounts for the 2009 performance period were paid to the named executive officers in March 2010, and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Additional information regarding the annual cash incentive compensation is provided above in “Compensation Discussion and Analysis.”

(2)	Mr. Valcke’s annual cash bonus threshold, target and maximum award amounts are denominated in Euros. His amounts in the threshold, target and maximum columns reflect the U.S. Dollar values of such amounts, converted at the average exchange rate for 2009 (1.394 USD/Euro).

(3)	Performance shares are granted under the 1997 Stock Compensation Plan. Represents the threshold, target and maximum award amounts that could be paid out award under VASCO’s annual long term incentive award program for performance upon achievement of certain EPS target levels for the three years ending December 31, 2011. The amounts in this column reflect the number of shares that will be received if the Company achieves 100% of the performance goal. Each executive officer will receive 0% of the shares if less than 80% of the performance goal is achieved, 50% of the shares if 80% of the performance goal is achieved, 100% of the shares if 100% of the performance goal is achieved, and 125% of the shares if 140% of the performance goal is achieved. The shares received for performance at a level between stated performance percentages will be interpolated. The unvested portion of the performance shares is subject to forfeiture upon the grantee’s cessation of service. Performance shares granted prior to 2009 will vest 100% upon a change of control of VASCO.

(4)	Shares of restricted stock granted under the 1997 Stock Compensation Plan vest in equal annual installments on the first four anniversaries of the date of grant if the holder is still employed by the Company on each such date, as further discussed in the “Compensation Discussion and Analysis”, above. The unvested portion of the restricted shares is subject to forfeiture upon the grantee’s cessation of service. The shares of restricted stock also will vest upon a change of control of VASCO.

(5)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the performance shares on the date the award was granted. The value is the product of the total number of shares awarded multiplied by the closing stock price on the date of the award.

(6)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the restricted stock on the date the award was granted. The value is the product of the total number of shares awarded multiplied by the closing stock price on the date of the award. This amount reflects the total cost that will be recognized on a straight line basis, in the financial statements, over the term of the award.

Employment Agreements

Each of our named executive officers is party to an employment agreement with VASCO. Each agreement provides for base salary, incentive compensation and severance compensation.

Mr. Hunt’s employment agreement is dated November 20, 2002. Under the terms of his agreement, in the event he is terminated without cause or he quits for good reason, Mr. Hunt will receive his base salary over a 24-month period. If such a termination occurs within two years following a change in control, he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 24 months. If any payment or benefit to be received by Mr. Hunt would be subject to an excise tax under the Internal Revenue Code, VASCO will increase the payments and benefits to Mr. Hunt to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Hunt is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Hunt has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination. Mr. Hunt’s employment agreement was amended effective December 31, 2008 to incorporate applicable provisions under Section 409A of the Code and the regulations thereunder.

Mr. Valcke’s employment agreement was entered into effective June 29, 2005 and amended effective December 31, 2008. The amendment conformed certain provisions of his employment agreement regarding payments upon termination and changes in control to the corresponding provisions of Messrs. Hunt’s and Bown’s employment agreements. Prior to the amendment, in the event Mr. Valcke was terminated without cause or quit for good reason, whether after a change in control of VASCO or not, Mr. Valcke would have continued to receive his base salary over a 24-month period. However, if such a termination had occurred at any time following a change in control, he could have elected to receive his base salary monthly payments in a lump sum payment equal to the present value of the stream of such payments and his incentive compensation payments in a lump sum payment equal to the present value of such payments. After the amendment, in the event Mr. Valcke is terminated without cause or quits for good reason, he will still continue to receive his base salary over a 24-month period. However, he no longer has the ability to make an election to receive a lump sum payment in the event of such a termination at any time following a change of control. Instead, if such a termination occurs within two years following a change in control, then he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 24 months.

Other provisions of Mr. Valcke’s employment agreement were not changed by the amendment. If Mr. Valcke is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Valcke has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Mr. Bown’s employment agreement is dated January 1, 2003. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, Mr. Bown will continue to receive his base salary over a 12-month period. If such a termination occurs within two years following a change in control, he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 12 months. If any payment or benefit to be received by Mr. Bown would be subject to an excise tax under the Internal Revenue Code, VASCO will increase the payments and benefits to Mr. Bown to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Bown is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Bown has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 3 or 12 months, depending on the nature of the termination.

On February 26, 2007, VASCO entered into a supplemental employment agreement with Mr. Bown with respect to special terms and conditions applicable to his assignment in Zurich, Switzerland to establish VASCO’s European Headquarters. The agreement provided for a relocation allowance, a monthly goods and services allowance, a monthly housing and utilities allowance, and a car allowance. In addition, it also provided for an allowance to assist with home finding and local orientation, payment for two days of cultural training for Mr. Bown and his spouse, an allowance for work-related costs for Mr. Bown’s spouse and payment of travel costs for Mr. Bown and his spouse to return to the U.S. twice for home leave during each 12 month period. Mr. Bown’s employment agreement was amended effective December 31, 2008 to incorporate applicable provisions under Section 409A of the Code and the regulations thereunder. On January 8, 2009, Mr. Bown’s employment agreement was further amended to extend the term of his assignment to work in Switzerland until March 2010 and to increase his monthly goods and services allowance. While the terms of the agreement have not changed, the length of the assignment is no longer defined and will be mutually determined.

2009 Awards

The terms of the award of annual cash incentive bonuses, restricted stock and performance shares are described above under “Compensation Discussion and Analysis” and in the footnotes to the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
T. Kendall Hunt
Award Dated:
1/11/2000(1)	30,000	—	8.875	1/11/10	—	—	—	—
11/30/2001(1)	90,000	—	1.250	11/30/11	—	—	—	—
1/9/2002(1)	120,000	—	2.270	1/9/12	—	—	—	—
1/9/2003(1)	125,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(1)	125,000	—	2.530	1/8/14	—	—	—	—
1/24/2006(2)	—	—	—	—	8,750	54,950	—	—
1/10/2007(2)	—	—	—	—	6,700	42,076	—	—
1/09/2008(2)	—	—	—	—	7,958	49,976	—	—
1/08/2009(2)	—	—	—	—	29,779	187,012	—	—
1/09/2008(5)	—	—	—	—	—	—	12,951	81,332
1/08/2009(6)	—	—	—	—	—	—	36,350	228,278

Jan Valcke
Award Dated:
1/9/2002(1)	50,000	—	2.270	1/9/12	—	—	—	—
1/9/2003(1)	100,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(1)	100,000	—	2.530	1/8/14	—	—	—	—
1/14/2005(1)	100,000	—	6.380	1/14/12	—	—	—	—
1/24/2006(3)	—	—	—	—	8,750	54,950	—	—
1/10/2007(3)	—	—	—	—	5,100	32,028	—	—
1/09/2008(3)	—	—	—	—	6,002	37,693	—	—
1/08/2009(3)	—	—	—	—	21,376	134,241	—	—
1/09/2008(5)	—	—	—	—	—	—	9,769	61,349
1/08/2009(6)	—	—	—	—	—	—	26,094	163,870

Clifford K. Bown
Award Dated:
1/9/2003(1)	50,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(1)	50,000	—	2.530	1/8/14	—	—	—	—
1/14/2005(1)	50,000	—	6.380	1/14/12	—	—	—	—
1/24/2006(4)	—	—	—	—	5,000	31,400	—	—
1/10/2007(4)	—	—	—	—	3,050	19,154	—	—
1/09/2008(4)	—	—	—	—	4,168	26,175	—	—
1/08/2009(4)	—	—	—	—	16,676	104,725	—	—
1/09/2008(5)	—	—	—	—	—	—	6,784	42,604
1/08/2009(6)	—	—	—	—	—	—	20,356	127,836

(1)	All unexercised options are fully vested.

(2)	With respect to Mr. Hunt’s unvested restricted shares: (a) of those granted on January 24, 2006, 8,750 shares vested on January 24, 2010; (b) of those granted on January 10, 2007, 3,350 shares vested on January 10, 2010 and 3,350 shares will vest on January 10, 2011; (c) of those granted on January 9, 2008, 2,653 shares vested on January 9, 2010, 2,653 shares will vest on January 9, 2011, and 2,652 shares will vest on January 9, 2012; and (d) of those granted on January 8, 2009, 7,445 shares vested on January 8, 2010, 7,445 shares will vest on each of January 8, 2011, January 8, 2012, and 7,444 shares will vest on January 8, 2013.

(3)	With respect to Mr. Valcke’s unvested restricted shares: (a) of those granted on January 24, 2006, 8,750 shares vested on January 24, 2010; (b) of those granted on January 10, 2007, 2,550 shares will vested on January 10, 2010, and 2,550 shares will vest on January 10, 2011; (c) of those granted on January 9, 2008, 2,001 shares vested on January 9, 2010, and 2,001 shares will vest on January 9, 2011 and 2,000 shares will vest on January 9, 2012; and (d) of those granted on January 8, 2009, 5,344 shares vested on January 8, 2010, and 5,344 shares will vest on each of January 8, 2011, January 8, 2012, and January 8, 2013.

(4)	With respect to Mr. Bown’s unvested restricted shares: (a) of those granted on January 24, 2006, 5,000 shares vested on January 24, 2010; (b) of those granted on January 10, 2007, 1,525 shares vested on January 10, 2010, and 1,525 shares will vest on January 10, 2011; (c) of those granted on January 9, 2008, 1,389 shares vested on January 9, 2010, and 1,389 shares will vest on each of January 9, 2011, and January 9, 2012; and (d) of those granted on January 8, 2009, 4,169 shares vested on January 8, 2010, and 4,169 shares will vest on each of January 8, 2011, January 8, 2012, and January 8, 2013.

(5)	Represents target level of performance shares that will vest upon VASCO’s achievement of a cumulative EPS target for the three-year period ending December 31, 2010; however, each executive officer will receive 0% of the shares if less than 80% of the performance goal is achieved, 50% of the shares if 80% of the performance goal is achieved, 100% of the shares if 100% of the performance goal is achieved, and 125% of the shares if 140% of the performance goal is achieved. The shares received for performance at a level between stated performance percentages will be interpolated.

(6)	Represents target level of performance shares that will vest upon VASCO’s achievement of a cumulative EPS target for the three-year period ending December 31, 2011; however, each executive officer will receive 0% of the shares if less than 80% of the performance goal is achieved, 50% of the shares if 80% of the performance goal is achieved, 100% of the shares if 100% of the performance goal is achieved, and 125% of the shares if 140% of the performance goal is achieved. The shares received for performance at a level between stated performance percentages will be interpolated.

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and stock awards vested in the year ended December 31, 2009 held by the named executive officers. Mr. Hunt exercised options to purchase 30,000 shares of common stock, at an exercise price of $3.125 per share, on January 8, 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting or Exercise	Value Realized on Vesting or Exercise
T. Kendall Hunt	44,752	$269,727
Jan Valcke	17,051	$122,741
Clifford K. Bown	10,414	$75,370

Potential Payments Upon Termination or Change-in-Control

The following paragraphs and tables describe the potential payments and benefits to which the named executive officers would be entitled from the Company pursuant to their employment agreements and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2009, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2009.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

•

“Cause” under the employment agreements means: (i) any act by the named executive officer that constitutes fraud, dishonesty, bad faith or a felony toward the Company; (ii) the conviction of the named executive officer of a felony or crime involving moral turpitude; (iii) the named executive officer entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than on behalf of the company, or with the prior written consent of the Board of the Company); or (iv) the named executive officer’s willful and continued neglect of his material duties after 30 days written notice to the named executive officer by the Board. Mr. Valcke’s employment agreement also defines “Cause” to include a violation of the Company’s Code of Conduct and Ethics.

•	“Good Reason” under the employment agreements means:

(i)	the assignment to the named executive officer of any duties inconsistent in any respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer;

(ii)	any failure by the Company to comply with any provision of any employment agreement entered into between the named executive officer and the Company (or any direct or indirect subsidiary thereof) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer; or

(iii)	any failure by the Company to continue at least its customary base compensation payments to the named executive officer.

Mr. Hunt’s and Mr. Bown’s employment agreements also define “Good Reason” to include:

(iv)	the Company’s (or any direct or indirect subsidiary thereof) requiring the named executive officer to be based at any office or location other than the office occupied by the named executive officer as of the date of the employment agreement or a reasonably comparable office located within a 40-mile radius of such office (Mr. Bown’s supplemental employment agreement dated February 26, 2007 provides for his temporary relocation to Zurich, Switzerland).

Any good faith determination of “Good Reason” made by the named executive officer is conclusive.

•	“Change in Control” under the named executive officers’ employment agreements and under the 1997 Stock Compensation Plan means:

(i)

The acquisition by any person of securities after which such person is the beneficial owner of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not trigger a Change in Control: (A) any acquisition directly from the Company other than in connection with the acquisition by the Company or its affiliates of a business, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) noted below, and (F) an acquisition by a person who was a beneficial owner of more than 20% of the Outstanding Common Stock at April 1, 1999 such acquisition, together with all other acquisitions of such person, does not constitute more than five percent of the then Outstanding Common Stock or does not result in such person’s beneficial ownership exceeding his or her percentage of the Outstanding Common Stock beneficially owned at April 1, 1999;

(ii)	Individuals who, as of April 1, 1999, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii)	Consummation of a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (which shall include for these purposes, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and any person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	Approval by our stockholders of a complete liquidation or dissolution of the Company other than to a corporation which would satisfy the requirements of clauses (A), (B) and (C) of subsection (iii) noted above, assuming for this purpose that such liquidation or dissolution was a Business Combination.

The amounts in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

	Termination by company without cause or by named executive officer for good reason, without a Change in Control	Termination by company without cause or by named executive officer for good reason, within 2 years following a Change in Control	Change in Control
T. Kendall Hunt, Chairman and Chief Executive Officer
Base salary(1)	$750,000	$750,000	$—
Annual cash bonus(2)	—	600,000	—
Restricted stock(3)(4)	—	334,014	334,014
Performance shares(3)(5)	—	155,757	155,757
Excise tax gross-up(6)	—	—	—
Total	$750,000	$1,839,771	$489,771
Jan Valcke, President and Chief Operating Officer
Base salary(1)(7)	$917,120	$917,120	$—
Annual cash bonus(2)(7)	—	825,408	—
Stock options(3)	—	—	—
Restricted stock(3)(8)	—	258,912	258,912
Performance shares(3)(9)	—	114,773	114,773
Total	$917,120	$2,116,213	$373,685
Clifford K. Bown, Executive Vice President, Chief Financial Officer and Secretary
Base salary(1)	$315,000	$315,000	$—
Annual cash bonus(2)	—	189,000	—
Stock options(3)	—	—	—
Restricted stock(3)(10)	—	181,454	181,454
Performance shares(3)(11)	—	84,284	84,284
Excise tax gross-up(6)	—	—	—
Total	$315,000	$769,738	$265,738

(1)	Pursuant to his employment agreement, the named executive officer will continue to receive regular payments of his base salary at the rate in effect at the time of termination, for his severance period. When termination results from a termination without cause or a termination for good reason by the named executive officer, in each case within 2 years following a Change in Control, the named executive officer instead will receive a lump sum payment equal to the present value of the stream of such monthly payments. The lump sum payment will not be made until more than six months have elapsed after the termination date. Each named executive officer is subject to certain non-competition restrictions for a fixed period based on the nature of his termination. The severance period for Messrs. Hunt and Valcke is 24 months. The severance period for Mr. Bown is 12 months.

(2)	Pursuant to his employment agreement, the named executive officer will receive a lump sum payment equal to the present value of his regular incentive compensation payments for his severance period. The lump sum payment will not be made until more than six months have elapsed after the termination date. For purposes of this table, the incentive compensation payment is based on the annual cash bonus that the named executive officer would have received for performance at the target level for 2009.

(3)	Upon a Change in Control under the 1997 Stock Compensation Plan, performance shares granted prior to 2009 and all of the named executive officer’s unvested stock options and restricted stock will become fully vested. Performance shares granted in 2009 vest pro-rata based on the number of days elapsed in the performance period upon a change in control of VASCO. Additional information regarding the terms of restricted stock and performance shares is provided above under “Compensation Discussion and Analysis” and in the footnotes to the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table. Additional information regarding the terms of the stock options is provided above in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.

(4)	Represents the value of 53,187 shares of restricted stock held by Mr. Hunt on December 31, 2009, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2009 ($6.28 per share).

(5)	Represents the value of 49,301 performance shares held by Mr. Hunt on December 31, 2009, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2009 ($6.28 per share), and assumes payout of the performance shares at the 100% level.

(6)	Represents an amount to cover the “gross up” for excise taxes imposed under the Internal Revenue Code on payments and benefits received by the named executive officer, in order to preserve the after-tax value of such payments and benefits to the named executive officer, if applicable.

(7)	Mr. Valcke’s cash compensation, including his base salary and annual cash bonus, is paid and denominated in Euros. These amounts reflect the U.S. Dollar equivalent of his base salary and incentive compensation converted from Euros based on the exchange rate on December 31, 2009 (1.433 USD/Euro).

(8)	Represents the value of 41,228 shares of restricted stock held by Mr. Valcke on December 31, 2009, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2009 ($6.28 per share).

(9)	Represents the value of 35,863 performance shares held by Mr. Valcke on December 31, 2009, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2009 ($6.28 per share), and assumes payout of the performance shares at the 100% level.

(10)	Represents the value of 28,894 shares of restricted stock held by Mr. Bown on December 31, 2009, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2009 ($6.28 per share).

(11)	Represents the value of 27,140 performance shares held by Mr. Bown on December 31, 2009, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2009 ($6.28 per share), and assumes payout of the performance shares at the 100% level.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2009, our Compensation Committee engaged the compensation consultant to conduct a study of compensation paid to directors at companies of comparable size, including the use of equity as a component of compensation. Based upon the information that the compensation consultant submitted to the Compensation Committee, the Compensation Committee, in its

subjective judgment, recommended, and the Board approved the following compensation for non-employee directors for 2009:

Director annual retainer:	$40,000
Audit Committee chairman fee:	$12,500
Audit Committee membership fee:	$4,000
Compensation Committee chairman fee:	$10,000
Compensation Committee membership fee:	$3,000
Corporate Governance and Nominating Committee chairman fee:	$7,500
Corporate Governance and Nominating Committee membership fee:	$3,000
Non-cash equity component:	$85,000

We do not pay separate director fees for meeting attendance. For 2009, the chairman fees, committee membership fees and annual retainers were paid on a quarterly basis in cash.

The non-cash equity component was granted on January 8, 2009 to each of the non-employee directors in the form of 10,408 shares of deferred common stock. The awards vested and became nonforfeitable on January 8, 2010, on the first anniversary date of the grant. Vesting is accelerated upon death, disability or change in control.

Director Compensation Table

The table below sets forth the fees earned by each non-employee director in 2009.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Total
Michael Cullinane	$58,500	$89,182	$147,682
John Walter	$54,500	$89,182	$143,682
John Fox	$57,000	$89,182	$146,182
Jean Holley	$50,000	$89,182	$139,182

(1)	The aggregate number of shares underlying unexercised option awards outstanding on December 31, 2009 for each of the Company’s non-employee directors was: Mr. Cullinane, 96,000; Mr. Walter, 60,000; and Mr. Fox, 15,000. The aggregate number of unvested stock awards outstanding on December 31, 2009 for each of the Company’s non-employee directors was: Mr. Cullinane, 10,408 deferred shares; Mr. Walter, 10,408 deferred shares; Mr. Fox, 10,408 deferred shares; and Ms. Holley, 10,408 deferred shares. The deferred shares are discussed further in “Compensation of Directors,” above, and in footnote 3, below.

(2)	Includes annual retainer and fees for committee memberships and chairmanships.

(3)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	On January 8, 2009, each of the Company’s non-employee directors, Messrs. Cullinane, Walter and Fox and Ms. Holley, were awarded 10,408 shares of deferred common stock, as described above under “Compensation of Directors.” The grant date value of each director’s award calculated in accordance with FASB ASC Topic 718 was $8.55. All awards were granted under VASCO’s 1997 Stock Compensation Plan.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Cullinane, Mr. Fox, Ms. Holley and Mr. Walter. None of these individuals were at any time during fiscal year 2009 or were formerly an officer or employee of VASCO. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Submitted by the Compensation Committee:

John N. Fox, Jr., Chairman

Michael P. Cullinane

John R. Walter

Jean K. Holley

April 22, 2010

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2011 annual meeting of stockholders, stockholder proposals must be received by the Company at our principal executive offices not less than 120 days prior to May 10, 2011 and must otherwise comply with the requirements of Rule 14a-8 and of the Company’s By-laws. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; the written notice must include the information required by Article I, Section 10 of the Company’s By-laws.

PROXY SOLICITATION

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

TRANSACTIONS WITH RELATED PERSONS

We have not established a formal policy for the review of related person transactions because such transactions are generally prohibited under paragraph 5 of our Code of Ethics and Conduct, which is applicable to all of our directors and employees. A copy of the Code of Ethics and Conduct is available on our website, www.vasco.com.

In addition to having all directors and employees certify their compliance with the Code of Ethics and Conduct on an annual basis, each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Proxy Statement and our Annual Report on Form 10-K. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify VASCO immediately of any subsequent changes to the information provided in his or her responses to the question.

Should a related person transaction be identified through any of the aforementioned means, the Board of Directors or a committee of independent directors, as appropriate, would review the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year period ended December 31, 2009, all of the Company’s directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone number: (630) 932-8844). If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

Clifford K. Bown

Secretary

Oakbrook Terrace, Illinois

May 10, 2010

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Please complete, date, sign and mail the

detached proxy card in the enclosed postage-prepaid envelope.

DETACH PROXY CARD HERE

VASCO DATA SECURITY INTERNATIONAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

If properly executed, this proxy will be voted as specified herein or, if not specified, FOR the election as directors of the nominees named in Proposal 1 and FOR the approval of Proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. At this time, management knows of no such other business.

IMPORTANT
THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE- PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
Signature
Signature, if jointly held
Date	_____________________________________________,2010

IMPORTANT: Please date and sign exactly as the name appears herein and return this proxy in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be that of a duly authorized officer or partner.

VASCO DATA SECURITY INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS — June 16, 2010

1901 South Meyers Road, Oakbrook Terrace, Illinois 60181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Kendall Hunt and Clifford Bown, and each of them with full power of substitution, as proxies to vote all the shares of common stock of VASCO Data Security International, Inc., a Delaware corporation, that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 16, 2010 and at any adjournment thereof, as designated for the items set forth and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated May 10, 2010.

The Board of Directors recommends a vote FOR the election of the Director nominees set forth in Proposal 1 and FOR Proposal 2.

1. The election of the following individuals as Directors:	FOR	WITHHELD
01 T. Kendall Hunt	☐	☐
02 Michael P. Cullinane	☐	☐
03 John N. Fox, Jr.	☐	☐
04 John R. Walter	☐	☐
05 Jean K. Holley	☐	☐

2. Ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending December 31, 2010	☐ FOR	☐ AGAINST	☐ ABSTAIN

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 16, 2010: The Company’s Proxy Statement and Annual Report are available at http://www.vasco.com/investor_relations/investors_overview/investors_overview.aspx.

Important: Please sign and date this proxy on the reverse side.